EXHIBIT 10.6

Form of Amended and Restated Board Member Service Agreement

This Amended and Restated Board Member Service Agreement (this “Agreement”) is entered into as of [      ], 2015 between Exicure, Inc., a Delaware corporation (the “Company”), and [        ] (the “Board Member”) and amends and restates in its entirety that certain Board Member Services Agreement between the Company and the Board Member with an effective date of [    ].

The Company’s Board of Directors (the “Board”) wishes the Board Member to continue to serve on the Board. As an elected member of the Board, Board Member was granted options to purchase [            ] shares of the Company’s Common Stock (the “Option”) with an exercise price equal to the fair market value on the date of grant under the Company’s equity incentive plan (as amended and restated, the “Plan”), a copy of which was furnished to Board Member. Board Member’s Option vests in 4 equal annual installments as Board Member continues service on the Board. Such vesting commenced as of Board Member’s election to the Board.

For so long as Board Member is a member of the Board, the Company will reimburse him or her for reasonable out-of-pocket expenses, including reasonable travel expenses, incurred in attending Board and committee meetings and in carrying out duties as a director or committee member. [Board Member will also receive compensation for each year of continuing service as provided by the Board.]

Board Member understand that service on the Board is at the pleasure of the Company’s stockholders and that Board Member’s duties are subject to change at any time without notice. Board Member knows of no reason why he or she would be precluded from serving as a member of the Board or any of its committees, either because of existing competition restrictions or fiduciary duty obligations or otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY

Name:
Title:

BOARD MEMBER

Name:
Title: